EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of 1895 Bancorp of Wisconsin, Inc. of our report dated March 28, 2022, with respect to the consolidated financial statements of 1895 Bancorp of Wisconsin, Inc., which appear in the Annual Report on Form 10-K for the year ended December 31, 2021.

Wipfli LLP
Eau Claire, Wisconsin

August 26, 2022